EXHIBIT 10.4
METROCORP, INC.
Stay Bonus Plan
     This Stay Bonus Plan (the “Plan”) is adopted as of November 11, 2005 by Metrocorp, Inc., an Illinois corporation (the “Company”), for the benefit of its employees and those of its subsidiaries.
     WHEREAS, the Company has undertaken a process that might lead to a sale or other change of control of the Company and its subsidiaries; and
     WHEREAS, the Company wishes to maintain the continued dedication of its employees and those of its subsidiaries throughout this process until such a sale or other change of control occurs.
     NOW THEREFORE, the Board of Directors of the Company (the “Board”) has approved and the Company adopts this Plan to provide as follows:
     1. Definitions. As used herein:
          (a) “Change of Control” means (i) the acquisition by any person or entity, or any group of persons or entities acting in concert (a “Person”) of direct or indirect beneficial ownership of 50% or more of the voting power or voting securities of the Company, not held by such Person as of the date of adoption of this Plan, (ii) the acquisition by any Person of direct or indirect beneficial ownership of 25% or more of the voting power or voting securities of the Company not held by such Person as of the date of adoption of this Plan and the subsequent election of a majority of the members of the Company’s Board of Directors who were not members of the Board for the 2-year period immediately preceding their election, (iii) a transfer of all or substantially all of the Company’s assets to another Person who is not a wholly-owned subsidiary of the Company, or (iv) merger or consolidation of the Company with another corporation where, as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation will then be owned by the stockholders of the Company immediately prior to such merger or consolidation.
          (a) “Code” means the Internal Revenue Code of 1986, as amended.
          (b) “Compensation” means the greater of the Employee’s annual base pay at the rate in effect on November 11, 2005 or at the rate in effect on the Effective Date.
          (c) “Effective Date” means the effective date of the first event to occur after the date of adoption of this Plan that constitutes a Change of Control.
          (d) “Employee” means any person other than Gary D. Andersen, Nancy R. Hamilton, or Julius J. Van Paemel Bart Ottens, Branden Alexander, Doug Vanderlaan, Mark Milder, Rich Skrivseth or Lori Welsh who is continually employed by the Company or one of its Subsidiaries for the period beginning on November 11, 2005 and ending on the Effective Date.

No person will be a participant in the Plan or eligible for a benefit under the Plan until and unless he is an Employee.
          (e) “Subsidiaries” means Metrobank, N.A. and any other entity in which the Company owns greater than a majority of the outstanding voting securities.
     2. Stay Bonus. Each Employee will be entitled to a payment in the amount equal to 12% of his Compensation. The Company will make this payment on the earlier of its first regular payroll date following the Effective Date or the 10th day following the Effective Date.
     3. Termination. If no Change of Control has occurred within 12 months after the date of adoption of this Plan, unless this Plan has been further extended by the Board, this Plan and all obligations of the Company hereunder will terminate and become void.
     4. Withholding. The Company will withhold from any benefit payment under this Plan all federal, state, and local taxes or other amounts as required pursuant to any law, governmental regulation or ruling. If any such taxes or other amounts are due with respect to any benefit earned by an Employee prior to the time of the benefit payment under this Plan, the Company will withhold from any other compensation or payment due to the Employee all federal, state, and local taxes or other amounts required to be withheld from that payment.
     5. Successors and Assigns. The obligations of the Company hereunder will be binding upon the Company and its successors and assigns, including but not limited to any successor of the Company upon a Change of Control.
     6. Amendment. After a Change of Control, no amendments, modifications additions, or deletions to this Plan will be effective unless made in writing and signed by any Employee affected by such change. Prior to a Change of Control, this Plan may be amended upon resolution of the Board; provided, however, that no such amendment will materially reduce the benefits provided hereunder.
     7. Administration. The Company will operate and administer the Plan. In its sole discretion, the Company will construe and interpret the Plan, including disputed and doubtful terms and provisions and, in its sole discretion, decide all questions of eligibility for benefits payments and determine the amount, manner and time of benefits under the Plan terms. All determinations and interpretations of the Company will be consistently and uniformly applied to all employees and will be conclusive and binding on all parties.
     8. Governing Law. Illinois state law will govern this Plan, without reference to the conflict of laws principles.
     9. American Jobs Creation Act of 2004. Code Section 409A applies to benefits provided under this Plan. The provisions of this Plan are intended to comply with Section 409A and the guidance issued by the Internal Revenue Service and proposed and final regulations issued by the Treasury Department. These provisions will be consistently interpreted and applied by the Board so that benefits under this Plan will not be subject to taxation under Code Section 409A.

     10. Miscellaneous.
          (a) The Plan is intended to be and at all times will be interpreted and administered as an unfunded plan that is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. All Plan benefits will be paid from the Company’s general assets. The right of an Employee to receive any payment under the Plan will be an unsecured claim against the general assets of the Company. An Employee will have no right against any specific assets of the Company.
          (b) No Employee may anticipate, assign, or alienate (either at law or in equity) any benefit or right provided under the Plan. Any such anticipation, assignment or alienation will be null and void.
          (c) Nothing in this Plan will be construed to limit in any way the right of Company or any of its Subsidiaries to terminate the employment of an Employee at any time for any reason; or evidence any agreement or understanding, express or implied, that the Company or any of its subsidiaries will employ an Employee in any position or at any rate of remuneration or for any period of time.
          (d) The benefits provided under this Plan to an Employee are in addition to any benefit provided under the terms of any other plan maintained by the Company or any of its Subsidiaries.
          (e) As used in this Plan the term “and” means “and/or”, the singular includes the plural, and the masculine includes the feminine and neuter. Headings of sections are not to be considered in the construction and interpretation of the Plan.

METROCORP, INC.

By:	/s/ Gary D. Andersen

Title: President

Date: November 11, 2005